Exhibit 3.1

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

* Expedite *

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20130595703-85
	Filing Date and Time
	09/11/2013 1:33 PM
	Entity Number
	E0421372008-4

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Claimet, Ltd.

2. The articles have been amended as follows: (provide article numbers, if available)

FIRST AMENDMENT
Article 1 of the Articles of Incorporation is hereby amended to read as follows:
The name of the corporation is Gepco, Ltd.
SECOND AMENDMENT
Article 2 of the Articles of Incorporation is hereby amended to read as follows:
The aggregate number of shares of stock that this Corporation shall have the authority to issue shall be 265,000,000 shares, consisting of (i) 250,000,000 shares of Common Stock at $.0001 par value per share, and (ii) 15,000,000 shares of preferred stock at $.0001 par value per share (hereinafter designated "Preferred Stock") which may be issued from time to time in one or more classes or series in the sole...

Continued on attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55.41%

4. Effective date and time of filing: (optional) Date: 8/27/13 Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

...discretion of the Board of Directors of the Corporation, and no other class of stock shall be authorized. All of said shares may be issued by this Corporation from time to time, without prior approval by the stockholders of this Corporation, for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors of this Corporation is hereby vested with the authority and sole discretion from time to time to prescribe, pursuant to resolutions to be filed with the Secretary of State of the State of Nevada, the classes, series and number of each class or series, of Preferred Stock, and the designations and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof~ for each such class or series of Preferred Stock, including without limitation the authority and discretion to prescribe the par value, dividend rights, dividend rate, conversion rights, voting rights, exchange rights, rights and terms of redemption (including without limitation sinking fund provisions), redemption price or prices and liquidation preference. The Board of Directors is further vested with the authority and sole discretion from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such class or series, the number of which was prescribed by it, subsequent to the issue of shares of such class or series then outstanding, subject to the powers, preferences and rights, and the qualifications. limitations and restrictions thereof stated in the resolution of the Board of Directors originally prescribing the number of shares of such class or series. In case the number of shares of any such class or series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally prescribing the number of shares of such class or series. All shares of any one such class or series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or Chapter 78 of the Nevada Revised Statutes. Shares of Preferred Stock of any class or series shall only be entitled to such vote as is determined by the Board of Directors in the resolutions prescribing such class or :series of such stock, except as required by law, in which case each share of such class or series shall be entitled to one vote.